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                                                                     EXHIBIT 5.1

                               [Asbury Letterhead]

June [ ], 2002


Ladies and Gentlemen:

               I am the Corporate Counsel of Asbury Automotive Group, Inc., a Delaware corporation (the "Company"), and have acted in such capacity in connection with the filing of the Registration Statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission"), relating to the issuance by the Company of $250,000,000 aggregate principal amount of the Company's 9% Senior Subordinated Notes due 2012 (the "New Notes") and related guarantees (the "Guarantees") registered under the Securities Act in exchange for a like principal amount of the Company's outstanding unregistered 9% Senior Subordinated Notes due 2012 (the "Original Notes"). The New Notes are issuable under an Indenture dated as of June 5, 2002 (the "Indenture"), among the Company, as issuer, the Guarantors named therein (the "Guarantors") and The Bank of New York, as trustee (the "Trustee").

               In that connection, I have reviewed and examined (a) the Indenture, (b) the specimens of the New Notes to be issued pursuant to the Indenture, (c) the form of the subordinated guarantee (the "Guarantee") to be endorsed upon each New Note by each Guarantor pursuant to the terms of the Indenture, (d) the Amended and Restated Certificate of Incorporation of the Company, dated as of March 18, 2002, (e) the Amended and Restated By-laws of the Company, dated as of March 18, 2002, (f) the Certificate of Incorporation, Certificate of Formation or Certificate of Limited Partnership, as applicable, as amended, of each Guarantor that is a Significant Subsidiary (as defined below), (g) the By-laws, Limited Liability Company Agreement or Limited Partnership Agreement, as applicable, if any, as amended of each Guarantor (h) resolutions adopted by unanimous consent of the Board of Directors of the Company as of April 19, 2002, and by the Executive Committee of Board of Directors of the Company on May 31, 2002, (i) the resolutions adopted by each Guarantor relating to the offering of the New Notes and the Guarantees, and (j) such other documents, records, certificates, authorizations, proceedings and matters of law and fact as I have considered necessary or appropriate for purposes of rendering this opinion. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. As to questions of fact material to my opinion, I have relied upon certificates of officers of the Company and the Guarantors.

Based on the foregoing, I am of the opinion as follows:

               1. The Indenture has been duly authorized, executed and delivered by the Company and each of the Guarantors. The Indenture constitutes a legal, valid and binding obligation of the Company and each Guarantor, enforceable against the Company and each

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Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

               2. The Company has duly authorized the execution of the New Notes. The New Notes, when executed, issued and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and subject, as to enforceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law).

               3. The guarantee to be endorsed on the New Notes by each Guarantor has been duly authorized by such Guarantor. When the New Notes have been executed, issued and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes, the guarantees to be endorsed on the New Notes will constitute legal, valid and binding obligations of the guarantors thereof, enforceable against each such guarantor in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and subject, as to enforceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law).

               This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. I hereby consent to the filing of this opinion with the Commission as exhibit 5.1 to the Registration Statement.

                                         Very truly yours,


                                         John L. Kessler
                                         Corporate Counsel